Exhibit 99.1

POMEROY IT SOLUTIONS
ANNOUNCES SUSPENSION OF STOCK REPURCHASE PROGRAM

Hebron, KY – June 3, 2008 – Pomeroy IT Solutions (NASDAQ “PMRY”), a technology and services solutions provider, announced today that it has suspended its stock repurchase program (“Program”) and associated 10b5-1 plan (“Plan”) to free up cash for working capital.  The Program, which was adopted by the Board of Directors of the Company on December 3, 2007, authorized the Company’s repurchase of up to $5 million of its outstanding common stock.   Prior to the suspension of the Program, a total of 497,572 shares of the Company’s common stock, with an aggregate cost of $3,177,815, had been repurchased under the Plan, which allowed the Company to purchase its shares at times when the Company would not ordinarily be in the market because of its trading policies or the possession of non-public information.

About Pomeroy IT Solutions, Inc.

Pomeroy IT Solutions, Inc. is a leading provider of IT infrastructure solutions focused on enterprise, network and end-user technologies.  Leveraging its core competencies in IT Outsourcing and Professional Services, Pomeroy delivers consulting, deployment, operational, staffing and product sourcing solutions through the disciplines of Six-Sigma, program and project management, and industry best practices.  Pomeroy's consultative approach and adaptive methodology enables Fortune 2000 corporations, government entities, and mid-market clients to realize their business goals and objectives by leveraging information technology to simplify complexities, increase productivity, reduce costs, and improve profitability.  For more information, go to www.pomeroy.com.

Forward-Looking Statements

Certain of the statements in the preceding paragraphs may contain projections and other forward-looking statements.  While these statements are related to future events and represent our best current judgment, they are subject to risks and uncertainties that could cause actual results to vary.  These risks and other factors include but are not limited to:  changes in customer demands or industry standards; existing market and competitive conditions, including the overall demand for IT products and services; adverse or uncertain economic conditions; litigation; loss of key personnel; the nature and volume of products and services anticipated to be delivered; the mix of the products and services businesses; the type of services delivered; the ability to successfully attract and retain customers  and to sell additional products and service to existing customers; the ability to timely bill and collect receivables; the ability to maintain a broad customer base to avoid dependence on any single customer; the need to successfully attract and retain outside consulting services;  terms of vendor agreements and certification programs and the assumptions regarding the ability to perform there under; the ability to manage risks associated with customer projects;  and the ability to attract and retain technical and other highly skilled personnel.  These statements are only predictions.  Actual events or results may differ materially.

Contact:  Keith R. Coogan, President & CEO (859) 586-0600 x1423